                                                                     EXHIBIT 4.3

                             Port Financial Corp.


     The shares represented by this certificate are issued subject to all the provisions of the Articles of Organization and Bylaws of Port Financial Corp. (the "Corporation") as from time to time amended (copies of which are on file at the principal office of the Corporation), to all of which the holder by acceptance hereof assents. The following description constitutes a summary of certain provisions of, and is qualified in its entirety by reference to, the Articles of Organization.

     The Articles of Organization of the Corporation contain certain provisions, applicable upon the consummation of the conversion of Cambridgeport Mutual Holding Company ("MHC") into a stock holding company structure and the concurrent acquisition by the Corporation of all of the outstanding capital stock of Cambridgeport Bank, that restrict persons from directly or indirectly acquiring or holding, or attempting to acquire or hold, the beneficial ownership of, more than of 10% of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors ("Voting Stock"). The Articles of Organization state that contains a provision pursuant to which the holders of shares in excess of 10% of the Voting Stock of the Corporation are limited to one hundredth (1/100) of one vote per share with respect to such shares in excess of the 10% limitation. In addition, the Corporation is authorized to refuse to recognize a transfer or attempted transfer of any shares of Voting Stock to any person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the beneficial owner of, more than 10% of shares of the Voting Stock. These restrictions are not applicable to underwriters in connection with a public offering of the common stock or to acquisitions of common stock by the Corporation, any majority-owned subsidiary of the Corporation, or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or by a member of a controlled group of corporations or trades or businesses of which the Corporation are members for the benefit of the employees of the Corporation and for any subsidiary, or any trust or custodial arrangement established in connection with any such plan.

     The Articles of Organization of the Corporation contain provisions providing that the affirmative vote of the holders of at least 80% of the Voting Stock of the Corporation may be required to approve certain business combinations and other transactions with persons who directly or indirectly acquire or hold the beneficial ownership of in excess of 10% of the Voting Stock of the Corporation.

     The Corporation will furnish to any stockholder upon written request and without charge, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to its transfer agent and registrar.

                           _________________________

PORT                                                                       CUSIP
COMMON STOCK

                             PORT FINANCIAL CORP.
       INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS


    This Certifies that ___________________________________ is the owner of

                   _________________________________________
  Fully paid and non-assessable Shares of Common Stock, par value $.01 per share, of Port Financial Corp. (the "Corporation"), a Massachusetts corporation. The shares represented by this Certificate are transferable only on the stock transfer books of the Corporation by the holder of record hereof, or by his duly authorized attorney or legal representative, upon the surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Articles of Organization of the Corporation and any amendments thereto (copies of which are on file with the transfer agent), to all of which provisions the holder by acceptance hereof, assents. This certificate is not valid until countersigned and registered by the Corporation's transfer agent and registrar.

  In Witness Whereof, the Corporation has caused this Certificate to be executed by the facsimile signature of its duly authorized officers and has caused its corporate seal to be hereunto affixed.

  Dated _______________

                                   ___________________      __________________
Seal: Port Financial Corp.         Name:                    Name:
      Corporate Seal               Title:                   Title:
      2000
      Massachusetts